Exhibit 99.1

CONTACTS:

Tom Ward	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES AMENDED AND EXTENDED $3.5 BILLION

REVOLVING CREDIT FACILITY

INDIANAPOLIS, February 15, 2018—Simon, a global leader in premier shopping, dining and entertainment destinations, today announced that it has amended and extended its $3.5 billion unsecured multi-currency revolving credit facility.  The newly refinanced facility, which can be increased to $4.5 billion during its term, will initially mature on June 30, 2022 and can be extended for an additional year to June 30, 2023 at the Company’s sole option.  The interest rate on the new revolver is reduced to LIBOR plus 77.5 basis points and provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

“The newly refinanced credit facility enhances our already strong financial flexibility, and when combined with our existing $4.0 billion revolver, provides us with $7.5 billion of total revolving credit capacity. The closing of this facility is a continued endorsement and reaffirmation of the strength of our Company,” said David Simon, Chairman and Chief Executive Officer.

For this facility, JPMorgan Chase and Merrill Lynch, Pierce, Fenner & Smith were Joint Lead Arrangers and Joint Bookrunners; BNP Paribas, Citibank, Mizuho, PNC, SMBC, Société Générale, U.S. Bank and Wells Fargo were Joint Lead Arrangers and Co-Syndication Agents; and Barclays,  Credit Suisse, Deutsche, Goldman Sachs, Morgan Stanley, Regions Bank, Royal Bank of Canada, Santander Bank, Scotia Bank, SunTrust, and T.D. Bank were Co-Documentation Agents; and BB&T, BBVA Compass, Fifth Third, ING, and MUFG Union Bank as Senior Managing Agents.  In addition to the above financial institutions, there were six Managing Agents and Co-Lenders in the facility.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.